Exhibit 99.01

News Release
For Immediate Release
Date: May 1, 2013

El Paso Electric Announces First Quarter Financial Results

Overview

•
For the first quarter of 2013, EE reported net income of $7.6 million, or $0.19 basic and diluted earnings per share. In the first quarter of 2012, EE reported net income of $3.3 million, or $0.08 basic and diluted earnings per share.

“We had a solid first quarter this year with earnings per share increasing $0.l1 over the first quarter of 2012. Sales to retail customers increased 4.1% primarily resulting from the colder winter weather our service territory experienced this year,” said Tom Shockley, Chief Executive Officer. "From an operational perspective, we are pleased with the completion and anticipate commercial operation of Rio Grande Unit 9 in May 2013. This new 87 MW aeroderivative peaking unit will assist us in ensuring dependable low cost energy supplies for our customers."

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2013 net income relative to 2012 net income.

	Quarter Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS
March 31, 2012		$3,344	$0.08
Changes in:
Retail non-fuel base revenues	$2,355	1,554	0.04
Fossil-fuel plant O&M	2,177	1,437	0.04
Allowance for funds used during construction	1,177	1,016	0.02
Palo Verde O&M	1,388	916	0.02
Depreciation and amortization expense	1,150	759	0.02
Administrative and general expense	(1,999)	(1,319)	(0.03)
Interest on long-term debt	(1,033)	(682)	(0.02)
Other		609	0.02
March 31, 2013		$7,634	$0.19

First Quarter 2013
Income for the quarter ended March 31, 2013, when compared to the same period last year, was positively affected by:

•
Increased retail non-fuel base revenues primarily due to a 7.7% increase in kWh sales to our residential customer class. The increase in kWh sales to our residential customers reflects colder weather in 2013 compared to 2012. Heating degree days increased 15.4% over last year and were 9.7% over the 10-year average.

•
Decreased O&M at our fossil-fuel generating plants primarily due to the timing of planned maintenance at our gas-fired generating units. In the first quarter of 2012, we performed scheduled major maintenance at Rio Grande Unit 8 and Newman Unit 1 with a reduced level of maintenance activity in the current period.

•	Increased allowance for funds used during construction (“AFUDC”) due to higher balances of construction work in progress subject to AFUDC.

•
Decreased Palo Verde O&M primarily due to timing of the spring refueling outage. The 2013 spring refueling outage for Unit 1 began March 30, 2013. The 2012 spring refueling outage of Unit 3 began March 17, 2012 and was completed on April 17, 2012.

•	Decreased depreciation and amortization due to reduced depreciation rates on gas-fired generating units and on transmission and distribution plant as a result of the 2012 Texas rate case settlement.
Income for the quarter ended March 31, 2013, when compared to the same period last year, was negatively affected by:

•
Increased administrative and general expenses due to increased outside services. Administrative and general expense also increased due to increased pensions and benefits expense primarily due to a significant forfeiture of employee stock awards in 2012 with no comparable activity in 2013.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

•	Increased interest on long-term debt due to interest on the $150 million of 3.30% senior notes issued in December 2012.
Retail Non-fuel Base Revenues
Retail non-fuel base revenues increased $2.4 million, pre-tax, or 2.2% in the first quarter of 2013 compared to the same period in 2012. The increase was primarily due to a 7.7% increase in kWh sales to our residential customer class. The increase in kWh sales to our residential customers reflects colder winter weather in 2013 compared to the first quarter in 2012. Heating degree days increased 15.4% over last year and were 9.7% over the 10-year average. Retail non-fuel base revenues also increased due to a 4.5% increase in kWh sales to public authorities which reflects not only the colder winter weather experienced in our service territory but also new customers and customer expansions. The increase in retail non-fuel base revenues was partially offset by decreased revenues from our commercial and industrial customers which reflects the impact of the reduction in non-fuel base rates for our Texas customers which became effective May 1, 2012 and primarily impacted commercial and industrial customers. Non-fuel base revenues from sales to small commercial and industrial customers and large commercial and industrial customers decreased 3.0% and 8.8%, respectively. The decrease in non-fuel base revenues from large commercial and industrial customers was also due to a 0.7% decrease in kWh sales. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 8 of the release.
Rio Grande Unit 9
In January 2012, we began construction on Rio Grande Unit 9 which is a simple-cycle aeroderivative gas turbine. Construction on Rio Grande Unit 9 has been completed with costs of $89.7 million as of March 31, 2013, and we are currently in the testing phase for the unit. Commercial operation should begin in May 2013. The new unit has a net dependable summer peak period generating capacity of 87 MW or enough power for approximately 37,000 homes.
Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 44.7% of our capitalization (common stock equity, long-term debt, and short-term borrowings under the revolving credit facility). At March 31, 2013, we had a balance of $43.7 million in cash and cash equivalents. We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our revolving credit facility to meet all of our anticipated cash requirements through 2013 based on current projections.
Cash flows from operations for the three months ended March 31, 2013 were $7.7 million compared to $34.9 million in the corresponding period in 2012. The primary factors affecting the decreased cash flow were an increase in accounts receivable due to the timing of customer payments, the funding of $17.5 million for employee pension and other post-retirement benefit plans in 2013 compared to $7.1 million in the first quarter of 2012 and a decrease in the collection of deferred fuel revenues in 2013. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2013, the Company had a fuel over-recovery of $3.8 million compared to an over-recovery of fuel costs of $11.9 million during the three months ended March 31, 2012. At March 31, 2013, we had a net fuel over-recovery balance of $8.5 million, including $6.5 million in Texas and $2.0 million in New Mexico.
During the three months ended March 31, 2013, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric plant were $55.4 million for the three months ended March 31, 2013 and $48.2

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

million for the three months ended March 31, 2012. Capital requirements for purchases of nuclear fuel were $9.9 million for the three months ended March 31, 2013 and $32.7 million for the three months ended March 31, 2012. Rio Grande Resources Trust (the “RGRT”) is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company's financial statements.
On March 29, 2013, we paid a quarterly cash dividend of $0.25 per share or $10.1 million to shareholders of record on March 14, 2013. We expect to continue paying quarterly dividends during 2013 and we expect to review the dividend policy in the second quarter of 2013.
No shares of common stock were repurchased during the three months ended March 31, 2013. As of March 31, 2013, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RCF has a term ending September 2016. The aggregate unsecured borrowing available under the RCF is $300 million and the amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by RGRT was $135.0 million at March 31, 2013 of which $25.0 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Borrowings by RGRT for nuclear fuel were $149.6 million as of March 31, 2012, of which $39.6 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. No borrowings were outstanding at March 31, 2013 under the RCF for working capital or general corporate purposes. At March 31, 2012, $53.0 million was outstanding under the RCF for working capital and general corporate purposes.
2013 Earnings Guidance
We are reiterating our earnings guidance for 2013 within a range of $2.20 to $2.60 per basic share.
Conference Call
A conference call to discuss first quarter 2013 earnings is scheduled for 10:30 A.M. Eastern Daylight Time, on May 1, 2013. The dial-in number is 888-417-8465 with a conference ID number of 5639855. The conference leader will be Steven P. Busser, Vice President - Treasurer. A replay will run through May 15, 2013 with a dial-in number of 888-203-1112 and a conference ID number of 5639855. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (v) the size of our construction program and our ability to complete construction on budget; (vi) potential delays in our construction schedule due to legal challenges or other reasons; (vii) costs at Palo Verde; (viii) deregulation and competition in the electric utility industry; (ix) possible increased

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xi) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Henry Quintana Jr.
915.543.5824
henry.quintana@epelectric.com

El Paso Electric Investor Relations
Steve Busser
915.543.5983
steve.busser@epelectric.com

Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Quarter Ended March 31, 2013 and 2012
(In thousands except for per share data)
(Unaudited)

	2013	2012	Variance

Operating revenues, net of energy expenses:
Base revenues	$108,880	$106,535	$2,345	(a)
Deregulated Palo Verde Unit 3 proxy market pricing	3,036	2,593	443
Other	8,098	7,457	641
Operating Revenues Net of Energy Expenses	120,014	116,585	3,429

Other operating expenses:
Other operations and maintenance	46,238	46,716	(478)
Palo Verde operations and maintenance	22,281	23,669	(1,388)
Taxes other than income taxes	12,782	13,640	(858)
Other income (deductions)	761	1,364	(603)
Earnings Before Interest, Taxes, Depreciation and Amortization	39,474	33,924	5,550	(b)

Depreciation and amortization	19,368	20,518	(1,150)
Interest on long-term debt	14,596	13,563	1,033
AFUDC and capitalized interest	5,588	4,478	1,110
Other interest expense	149	200	(51)
Income Before Income Taxes	10,949	4,121	6,828

Income tax expense	3,315	777	2,538

Net Income	$7,634	$3,344	$4,290

Basic Earnings per Share	$0.19	$0.08	$0.11

Diluted Earnings per Share	$0.19	$0.08	$0.11

Dividends declared per share of common stock	$0.25	$0.22	$0.03

Weighted average number of shares outstanding	40,078	39,911	167

Weighted average number of shares and dilutive
potential shares outstanding	40,078	40,000	78

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.9 million and $17.0 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary
Cash Flow Summary
Quarter Ended March 31, 2013 and 2012
(In thousands and Unaudited)

	2013	2012
Cash flows from operating activities:
Net income	$7,634	$3,344
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	19,368	20,518
Deferred income taxes, net	3,103	3,974
Other	13,107	10,698
Change in:
Net overcollection of fuel revenues	3,844	11,937
Accounts receivable	(3,645)	11,485
Accounts payable	(18,585)	(12,590)
Other (a)	(17,093)	(14,511)
Net cash provided by operating activities	7,733	34,855

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(55,406)	(48,164)
Cash additions to nuclear fuel	(9,888)	(32,725)
Decommissioning trust funds	(2,471)	(2,407)
Other	360	(1,882)
Net cash used for investing activities	(67,405)	(85,178)

Cash flows from financing activities:
Dividends paid	(10,050)	(8,809)
Borrowings under the revolving credit facility	2,884	59,191
Other	(544)	(2,153)
Net cash provided by (used for) financing activities	(7,710)	48,229

Net decrease in cash and cash equivalents	(67,382)	(2,094)

Cash and cash equivalents at beginning of period	111,057	8,208

Cash and cash equivalents at end of period	$43,675	$6,114

(a)	2013 includes funding $17.5 million for employee pension and other post-retirement benefit plans for the entire year in the first quarter, compared to funding $7.1 million in 2012.

El Paso Electric Company and Subsidiary
Quarter Ended March 31, 2013 and 2012
Sales and Revenues Statistics

				Increase (Decrease)
		2013	2012	Amount	Percentage
MWh sales:
	Retail:
	Residential	598,506	555,569	42,937	7.7%
	Commercial and industrial, small	501,704	491,237	10,467	2.1%
	Commercial and industrial, large	244,585	246,358	(1,773)	(0.7)%
	Public authorities	359,084	343,511	15,573	4.5%
	Total retail sales	1,703,879	1,636,675	67,204	4.1%
	Wholesale:
	Sales for resale	11,999	11,807	192	1.6%
	Off-system sales	675,927	708,679	(32,752)	(4.6)%
	Total wholesale sales	687,926	720,486	(32,560)	(4.5)%
	Total MWh sales	2,391,805	2,357,161	34,644	1.5%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$49,608	$46,025	$3,583	7.8%
	Commercial and industrial, small	32,775	33,801	(1,026)	(3.0)%
	Commercial and industrial, large	8,548	9,371	(823)	(8.8)%
	Public authorities	17,561	16,940	621	3.7%
	Total retail non-fuel base revenues	108,492	106,137	2,355	2.2%
	Wholesale:
	Sales for resale	388	398	(10)	(2.5)%
	Total non-fuel base revenues	108,880	106,535	2,345	2.2%
	Fuel revenues:
	Recovered from customers during the period	26,727	32,534	(5,807)	(17.8)%
	Over collection of fuel	(3,842)	(11,931)	8,089	(67.8)%
	New Mexico fuel in base rates	16,909	16,964	(55)	(0.3)%
	Total fuel revenues (a)	39,794	37,567	2,227	5.9%
	Off-system sales:
	Fuel cost	16,163	15,466	697	4.5%
	Shared margins	4,001	1,188	2,813	—%
	Retained margins	476	140	336	—%
	Total off-system sales	20,640	16,794	3,846	22.9%
	Other (b)	7,976	7,682	294	3.8%
	Total operating revenues	$177,290	$168,578	$8,712	5.2%

(a)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $3.0 million and $2.6 million, respectively.
(b)	Represents revenues with no related kWh sales.

El Paso Electric Company and Subsidiary
Quarter Ended March 31, 2013 and 2012
Other Statistical Data

			Increase (Decrease)
	2013	2012	Amount	Percentage

Average number of retail customers:
Residential	342,024	339,469	2,555	0.8%
Commercial and industrial, small	37,568	38,008	(440)	(1.2)%
Commercial and industrial, large	50	49	1	2.0%
Public authorities	4,688	4,555	133	2.9%
Total	384,330	382,081	2,249	0.6%

Number of retail customers (end of period):
Residential	342,143	339,886	2,257	0.7%
Commercial and industrial, small	37,589	38,036	(447)	(1.2)%
Commercial and industrial, large	49	49	—	—%
Public authorities	4,652	4,581	71	1.5%
Total	384,433	382,552	1,881	0.5%

Weather statistics:			10 Yr Average
Heating degree days	1,338	1,159	1,220
Cooling degree days	33	37	27

Generation and purchased power (MWh):			Increase (Decrease)
	2013	2012	Amount	Percentage

Palo Verde	1,333,882	1,281,180	52,702	4.1%
Four Corners	184,043	193,483	(9,440)	(4.9)%
Gas plants	609,255	562,439	46,816	8.3%
Total generation	2,127,180	2,037,102	90,078	4.4%
Purchased power	348,705	472,459	(123,754)	(26.2)%
Total available energy	2,475,885	2,509,561	(33,676)	(1.3)%
Line losses and Company use	84,080	152,400	(68,320)	(44.8)%
Total MWh sold	2,391,805	2,357,161	34,644	1.5%

	Palo Verde capacity factor (a)	99.3%	94.3%	5.0%

(a)
Palo Verde capacity factor increased in 2013 compared to 2012 as a result of the Unit 3 spring refueling outage which began on March 17, 2012 compared to the Unit 1 spring refueling outage which began on March 30, 2013.

El Paso Electric Company and Subsidiary
Financial Statistics
At March 31, 2013 and 2012
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2013	2012

Cash and cash equivalents	$43,675	$6,114

Common stock equity	$829,481	$760,157
Long-term debt	999,556	816,510
Total capitalization	$1,829,037	$1,576,667

Current maturities of long-term debt	$—	$33,300

Short-term borrowings under the revolving credit facility	$25,039	$92,570

Number of shares - end of period	40,208,854	40,040,603

Book value per common share	$20.63	$18.98

Common equity ratio (a)	44.7%	44.6%
Debt ratio	55.3%	55.4%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the revolving credit facility.